Exhibit 99.1

To:	ConocoPhillips Directors and Executive Officers

From:	Kelly B. Rose, General Counsel and Corporate Secretary

Date:	November 20, 2019

Re:	Notice Regarding ConocoPhillips Savings Plan and Deferred Compensation Program Blackout Period and Trading Restrictions

The purpose of this notice is to inform you that the following plans will be entering a blackout period.

ConocoPhillips Savings Plan

Company Retirement Contribution Make-Up Plan

Key Employee Deferred Compensation Plan of ConocoPhillips Title I

Key Employee Deferred Compensation Plan of ConocoPhillips Title II

Defined Contribution Make-Up Plan of ConocoPhillips Title I

Defined Contribution Make-Up Plan of ConocoPhillips Title II

The above plans shall be referred to collectively herein as the “Plans.”

Reason for the Blackout Period

The Plans will be changing record keepers from Vanguard to Fidelity Investments.

Impact on Affected Plan Rights

During the blackout period, participants in the Plans will not be able to direct or diversify investments in their individual accounts, obtain a loan or receive a distribution (or withdrawal) from the Plans. Most importantly for purposes of this notice, the participants in the Plans will not be able to direct or diversify investments in their individual accounts, including transactions in Company common stock in various of the funds available under the Plans.

Length of Blackout Period

The blackout period will begin at 3:00 p.m. Central time on Thursday December 26, 2019 and end during the week of January 12, 2020.

Restrictions on Directors and Executive Officers During the Blackout Period

During the blackout period, directors and executive officers of ConocoPhillips (the “Company”) will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale, or other acquisition or transfer of any of the Company’s equity securities that you acquired in connection with your service or employment as a director or executive officer of the Company.

Please note that “equity securities” is defined broadly to include not only the Company’s common stock, but also stock options and other derivatives. Also, prohibited transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household). Although there are certain limited exempt transactions, the rules are complex, and engaging in a transaction that violates the rules could result in both civil and criminal penalties.

Questions or Additional Information

As you know, during a portion of this blackout period, you are already precluded from trading in Company securities under the Company’s Insider Trading Policy and Restricted Persons Policy (collectively, the “Policy”), which disallows transactions in Company securities outside of specified trading windows (in this case, the restriction will continue until two days after the Company’s public release of fourth quarter and full year 2019 earnings results). In order to avoid any inadvertent violations of the blackout period restrictions, you should continue to direct questions about, and requests for pre-clearance of, your transaction in the Company’s securities as set forth in the Policy. In addition, during the blackout period and for two (2) years thereafter, you may obtain, without charge, information about the blackout period, including whether the blackout period has begun or ended, by contacting Shannon Weinberg Kinney, the Company’s Deputy General Counsel and Chief Compliance Officer, at P.O. Box 4783, Houston, Texas 77084 or via telephone at (281) 293-1000.